Exhibit 99.1

CHENIERE ENERGY INC. NEWS RELEASE

CONTACT: DAVID CASTANEDA

VICE PRESIDENT INVESTOR RELATIONS

DIRECT: 713-265-0202

E-mail: Info@Cheniere.com

Cheniere Energy Closes Private Placement of 2.25% Senior Unsecured

Convertible Notes due 2012

Houston – July 27, 2005 – Cheniere Energy, Inc. (AMEX: LNG) announced that it has closed its previously announced private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, of its 2.25% Senior Unsecured Convertible Notes due 2012. The initial purchaser of the notes has also exercised its option to purchase an additional $25 million aggregate principal amount of notes for a total offering of $325 million.

The company utilized approximately $75.7 million of the proceeds of the offering for the cost of hedge transactions with an affiliate of the initial purchaser. The hedges have a term of two years and are expected to offset potential dilution of the company’s common stock from conversion of the notes up to a market price of $70.00 per share, subject to adjustments.

Net proceeds to the company for general corporate purposes are approximately $240 million after deduction of the hedge costs, underwriting discounts, and expenses.

Cheniere Energy, Inc. is a Houston based energy company engaged in developing LNG Receiving Terminals and Gulf of Mexico Exploration & Production. Cheniere is building a 100% owned Gulf Coast LNG Receiving Terminal near Sabine Pass in Cameron Parish, LA and developing 100% owned Gulf Coast LNG Receiving Terminals near Corpus Christi, TX, and near the Creole Trail in Cameron Parish, LA. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is building an LNG Receiving Terminal in Freeport, Texas. Cheniere explores for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P., which owns 91%. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

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